Exhibit 3.1
AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
(Par Value $0.01 Per Share)
OF
EMULEX CORPORATION
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     The undersigned, James McCluney, the Chief Executive Officer of EMULEX CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify that:
     1. The original Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Corporation (the “Original Series A Certificate”) was filed with the Delaware Secretary of State on January 24, 1989.
     2. No shares of Series A Junior Participating Preferred Stock of the Corporation have been issued.
     3. Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on January 14, 2009, adopted the following resolution amending and restating the Original Series A Certificate in its entirety:
     RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors hereby designates 150,000 shares of the preferred stock, par value $.01 per share, of the Corporation as “Series A Junior Participating Preferred Stock” (the “Preferred Shares”), with the powers, designations, preferences and relative, participating, optional and other rights of the Preferred Shares and the qualifications, limitations and restrictions as set forth below, and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and file an amendment to the Original Series A Certificate with the Delaware Secretary of State (the “Certificate of Designations”):
     Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be one hundred fifty thousand (150,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.
     Section 2. Dividends and Distributions.
          (A) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock of the Corporation (“Preferred Stock”) ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable twice annually in cash, on the 15th day in each of January and July of each year (each such date being referred to herein as a “Semi-Annual Dividend Payment Date”), commencing on the first Semi-Annual Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.50 ($1.00 per annum) or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock (as defined below) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the common stock, par value $0.10 per share, of the Corporation (the “Common Stock”) since the immediately preceding Semi-Annual Dividend Payment Date, or, with respect to the first Semi-Annual Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time following January 24, 2009 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Semi-Annual Dividend Payment Date and the next subsequent Semi-Annual Dividend Payment Date, a dividend of $0.50 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Semi-Annual Dividend Payment Date.
          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Semi-Annual Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Semi-Annual Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of the first of the shares of Series A Preferred Stock to be issued, or unless the date of issue is a Semi-Annual Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a semi-annual dividend and before such Semi-Annual Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Semi-Annual Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
     Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:
          (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time following January 24, 2009 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
          (B) Except as otherwise provided herein, in the Certificate of Incorporation, in any other certificate of designations creating a series of Preferred Stock or any similar stock or bylaw of the Corporation, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
          (C) Except as set forth herein or required by law, holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
     Section 4. Certain Restrictions.
          (A) Whenever semi-annual dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not, directly or indirectly:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid or distributions made ratably on the Series A Preferred Stock and all such stock ranking on a parity with respect to the particular dividend or distribution in proportion to the total amounts to which the holders of all such shares are then entitled;
               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock (1) in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation and winding up) to the Series A Preferred Stock or (2) from employees of the Corporation or its Subsidiaries issued pursuant to the Corporation’s Stock Plans and purchased pursuant to the terms of the documents granting to such employees such junior stock; or
               (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
          (B) The Corporation shall not permit any subsidiary of the Corporation, directly or indirectly, to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
     Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Corporation shall take all such action as is necessary to cause all such shares to become authorized but unissued shares of Preferred Stock, which shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

     Section 6. Liquidation, Dissolution or Winding Up.
          (A) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock (which expression shall include, for the purpose only of this Section 6, any series of the Corporation’s Preferred Stock ranking on a parity with the Common Stock upon liquidation, dissolution or winding up) shall have received an amount per share (the “Common Stock Liquidation Amount”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (such number in this clause (ii), as it may be adjusted in accordance with paragraph (C) below, the “Liquidation Factor”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Stock Liquidation Amount in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Liquidation Factor to one with respect to each share of Series A Preferred Stock and with respect to each share of Common Stock.
          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with Series A Preferred Stock upon liquidation, dissolution or winding up, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to the total amount to which holders of all such shares are entitled upon liquidation, dissolution or winding up.
          (C) In the event the Corporation shall at any time following January 24, 2009 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Liquidation Factor in effect immediately prior to such event shall be adjusted by multiplying such Liquidation Factor by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time following January 24, 2009 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding

Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
     Section 8. Ranking. The Series A Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. Nothing in this resolution shall limit the power of the Board of Directors to create new series of preferred stock ranking senior to the Series A Preferred Stock in any respect.
     Section 9. Amendment. This Certificate of Designations shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a single class.
     Section 10. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.
     Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

     IN WITNESS WHEREOF, Emulex Corporation has caused this Amendment to Certificate of Designations to be executed on its behalf by its Chief Executive Officer, this 20th day of January, 2009.

/s/ James McCluney James McCluney, Chief Executive Officer